EXHIBIT 99.1

Creative Vistas Announces Major Acquisition, Projects Aggressive Growth In Revenues For 2006.

WHITBY, Ontario--(BUSINESS WIRE)—January 6, 2006--Creative Vistas, Inc., (CVAS - news), a leading provider of integrated electronic security and surveillance systems, announced today that it has completed the acquisition of Cancable Inc, a rapidly growing Canadian based company provisioning the deployment and servicing of broadband technologies in both residential and commercial markets.

Cancable Inc has over 300 employees and has experienced consistent growth over the past few years. Its customers include Rogers Cable, Canada’s largest provider of Cable Services. "Cancable provides us with additional expertise in video/data/voice communications technologies. It also provides us with exceptional deployment capabilities and potential new market segments for our current and future product lines of our Iview line of highly advanced video products” said Sayan Navaratnam, Chairman of Creative Vistas, Inc.

Cancable Inc had revenues of $9.6 M in fiscal 2003, $14.9 M in fiscal 2004 and expects to have revenues of $19.5 M for the year ended November 30, 2005. All numbers are in Canadian dollars and based on Canadian GAAP audited financial statements for the fiscal years 2003 and 2004.

There is a significant convergence of electronic security and surveillance technologies and IT technologies. Many surveillance technologies and products such as cameras and Digital Video Recorders (DVR) depend on transmission via various types of IP networks. “It is important for us to add the capability and the customer base in the IT and Broadband sectors. The acquisition sets a great platform for growth and further Mergers and Acquisitions (M&A) activities. We look forward to further growth and being a premier provider and enabler of highly advanced electronic security and surveillance solutions and technologies. This acquisition will also result in significant growth in revenues for 2006”, said Mr. Navaratnam.

Further information regarding the acquisition can be found in the Form 8-K to be filed by the Company today with the Securities and Exchange Commission.

More information about Cancable Inc is available at, www.dependableit.com; www.cancable.com

Creative Vistas, Inc., primarily through its wholly-owned subsidiary AC Technical Systems Ltd, is a leading provider of integrated electronic security and surveillance systems. It provides its systems to various high profile clients including: Government, School Boards, Retail Outlets, Banks, and Hospitals. The Company has positioned itself as a leading provider of highly advanced integrated security systems. AC Technical Systems, has offices in Ontario, Canada.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

Creative Vistas, Inc.
Sayan Navaratnam, 905-666-8676